Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned, Allen C. Barbieri, does hereby consent to the reference to him as an individual about to become a director of CareTrust REIT, Inc. (the “Company”), in the form and context in which it appears in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission on April 28, 2015 and which is incorporated by reference into the Registration Statement on Form S-3 of the Company (the “Registration Statement”) and the related prospectus that is a part thereof, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Allen C. Barbieri
Name: Allen C. Barbieri Date: May 27, 2015